Exhibit 10.16

Date: February 14, 2007

Expatriate Agreement:	James S. Phalen
Expatriate Host Location:	London

The following items constitute the “Expatriate Compensation and Personnel Package” which will be in effect during your expatriate assignment in London beginning February 19, 2007. The duration of this assignment will be two years. The Company reserves the right, however, to terminate this or any assignment, earlier than the expected date of its conclusion for any reason. At the conclusion of this assignment period, the Company will repatriate you to your home country unless you and the Company mutually agree to localize you to the host location or relocate you to another location.

The Policy is not meant to encompass every situation which may arise, but it is developed to help keep you “whole” to the extent possible during your assignment. Services relating to expatriates are provided by international personnel consultants and certified public accountants. The fees for such services are paid for by the Company.

1.	Salary	13.	Temporary Living
2.	Balance Sheet	14.	Transportation to Assignment
3.	Goods and Services Differential	15.	Moving/Storage
4.	Pre-Assignment Trip	16.	Home Country Residence
5.	Host Country Residence	17.	Serious Illness, Death
6.	Benefits	18.	Working Visa/Permit
7.	Relocation Allowance	19.	Taxes
8.	Assistance for Spouse	20.	Termination
9.	Vacation	21.	Early Termination of Assignment
10.	Home Leave
11.	Cultural Training
12.	Automobiles

1)

Salary – Your base salary will not be affected by your expatriate assignment and your salary review will be identical with the Home Country [1] procedures. Your salary will be known as “Home Country Base”, and your net pay will be credited to you according to home country procedures.

2)	Balance Sheet – A balance sheet (see attached) will be provided to you at least semi-annually or more often if necessary, depending on the fluctuations in the cost of living indexes and exchange rates.

The balance sheet will include the hypothetical tax calculation (as computed by the Company’s tax consultant) and the goods and services differential, home housing norm and utility allowance as computed by Organization Resources Counselors, Inc. (ORC), the Company’s external international compensation consultant.

[1]	All references to Home Country denote the United States.

The Company will change the balance sheet coincident with a change in base salary, family size at the host location or revised ORC Compensation Table on the first pay period of the month following any change.

3)	Goods and Services Differential – The Company will pay a goods and services differential to you each pay period. This amount is intended to compensate for the difference in cost-of- living between the home and host locations and for foreign exchange fluctuation on goods and services expenditures. The goods and services differential is not taxable to you. It is calculated by the Company’s professional consultants and is based on four factors:

•	Size of your family stationed at London

•	Your spendable income

•	Price difference of certain goods between the US and London

•	Exchange rate

ORC pricing agents conduct surveys at least twice a year to determine the costs of goods and services in each location. In those areas experiencing highly inflationary economies, surveys may be conducted as frequently as four times a year.

4)	Pre-Assignment Trip – The purpose of this trip will be to evaluate living quarters, establish business and personal contacts and to experience the business and cultural environment. You will be reimbursed for round-trip airfare based on the Corporate Travel Policy; however, the business area may mandate otherwise due to budget constraints. Reasonable expenses incurred for lodging, meals and local transportation during this trip will be reimbursed for up to twenty two (22) calendar days. In addition, reasonable costs for ground transportation to and from the airport will be reimbursed.

In most cases, the pre-assignment trip should be arranged to coincide with normal business activity. This trip should be coordinated through Global Mobility & Equity and the host Manager of Global Human Resources, who will coordinate the services of a destination agent to assist you in locating housing and settling into the new area.

5)	Host Country Residence – The Company will directly pay the monthly rent on your behalf, for the duration of the expatriate assignment subject to the housing cost parameters established by our consultants. The housing accommodations will be consistent with the Company’s image and the size of your family, subject to the approval of local management and the host Manager of Global Human Resources.

If utilities aren’t included in your rent/lease costs, the Company will provide you with a utilities allowance which is intended to cover basic utility costs such as heat, water and electricity. It is not intended to cover items such as yard maintenance, telephone and cable. You are responsible for these costs. The utility allowance will be calculated based on whether you are living in an apartment or house and the number of bedrooms the property contains. The utility allowance will appear as a line item on your balance sheet.

A home country housing norm, as determined by ORC, will be withheld from your salary each pay period. The home housing norm is representative of the amount an employee, with a given salary and family size, typically spends for housing in the home country (mortgage, rent, utilities, repairs, insurance, property taxes, etc.).

6)	Benefits – You will continue to receive State Street Bank employee benefits as if you were a resident in your home country; subject to Company policies and conditions of the various plans. You will be required to switch to the Company’s international medical carrier because of the geographical constraints of the domestic medical plans.

7)	Relocation Allowance – The Company will pay you a relocation allowance equal to one month’s base salary (capped at a salary base of $100,000) tax-free at the beginning of your assignment and upon repatriation at the normal conclusion of the assignment. This payment will be paid through the home payroll system and will be classified as “misc.”. The payment will be made within the first month of relocation in either direction. The relocation allowance is paid to compensate for relocation inconveniences and covers all expenditures not specifically covered elsewhere in this document (i.e. necessary alterations and conversions of household items, new license, etc.).

8)	Assistance for Spouse – The Company will provide financial assistance for actual expenses incurred of up to the equivalent of $2,500 (grossed up for taxes) annually for a maximum of three years in seeking job placement counseling or furthering of education. This assistance is provided to facilitate your spouse’s adjustment to the assignment location.

9)	Vacation – You will receive your normal vacation entitlement. The legal holiday schedule will conform to the area of assignment.

10)	Home Leave – You and your spouse will be reimbursed for two round-trip tickets from London to Boston once each assignment year. Cash may not be received in lieu of transportation, and this benefit may not be carried from one calendar year into any other. Please refer to the Company’s Corporate Travel Policy and local management for the class of travel. The Corporate Travel Policy can be overruled by the home/host country management based on budget constraints.

Your child attending college will be entitled to one round-trip, economy class ticket to visit you at the host location once each assignment year.

In order to be eligible for the home leave benefit, you must have completed six (6) complete months at the assignment location. Subsequent benefits will be earned provided that at least eight (8) months have elapsed between the time of the previous use of this benefit, and three (3) months remain prior to the expected conclusion of the expatriate assignment.

11)	Cultural Training – A cultural orientation will be provided to you and your spouse to promote an understanding and appreciation of the business practices, culture and values of the host country and to facilitate your transition.

12)	Automobile(s)

a)	Home Location – The Company will reimburse you for the loss on sale or lease cancellation of up to two (2) automobiles/motorcycles. It is expected that you will make every effort to sell your vehicle(s) at the highest possible market value.

Reimbursement will be calculated based on the difference between the retail value (as determined by a reputable, published source) of the automobile(s) and the actual selling price. In no case will reimbursement exceed 20% of the automobile’s retail value. To seek reimbursement, you are required to provide Global Mobility & Equity a completed expense form along with a copy of the bill of sale, proof of ownership and published retail value.

The Company will not provide assistance with storing your vehicle or shipping your vehicle to the host location.

b)	Host Location – Corporate standards are determined by the Corporate Controller and Division Head of Global Human Resources for each location based upon the local company practice at the host location. Based upon these standards, it has been determined that you are eligible for an automobile.

You have the option to either purchase/lease a vehicle or to claim expenses for a rental car periodically. If you purchase or lease a vehicle, the local finance department will credit your London bank account a monthly car allowance in the amount of £800 upon receipt of the copy of the lease agreement or proof of purchase. A home country car norm (deduction) in the amount of $278.53 bi-weekly would then be implemented on your balance sheet effective the day you receive the car allowance.

In the event you decide not to lease/purchase a vehicle, the Company will reimburse reasonable car rental expenses via an expense reimbursement form. If you chose this option, the Company will not implement the car norm

13)	Temporary Living – If necessary, the Company will arrange on your behalf temporary accommodations for the maximum period of thirty (30) days providing that this has been pre-approved. Thirty (30) days is inclusive of time prior to departure and arrival at the assignment location. In the event that you are approved for temporary living, your goods and services differential may not be implemented. However, all other compensation elements of the balance sheet will be implemented.

If needed, you will also be entitled to reimbursement of an additional thirty (30) days of temporary living expense upon repatriation. Cash cannot be received in lieu of temporary housing.

14)	Transportation to Assignment Location – The Company will transport you and your spouse to London via air travel at the beginning of your assignment and to Boston, or next assignment location, at the conclusion of this assignment. Please refer to the Company’s Corporate Travel Policy and local management for the class of travel. The Corporate Travel Policy may be overruled by the home/host country management based on budget constraints.

15)	Moving/Storage – In those instances where necessary household effects are to be shipped to the foreign location, the Company will pay for all transportation charges for reasonable and necessary items. This includes packing and crating costs, reasonable storage charges at origin and destination, all applicable duties and insurance charges. Household effects will be transported by surface freight unless the air cost is the same or less than surface freight.

Additionally employees under the expatriate program are entitled to store a reasonable amount of household/personal effects in the home country. Storage arrangements are to be coordinated with the moving company.

You are responsible for insuring your personal belongings at the host location. The relocation company will be able to give you guidance on the level of insurance as well as referrals.

16)	Home Country Residence – The Company will reimburse the real estate commission (not to exceed 5% of the actual sale price) and reasonable legal fees relating to the sale of your Boston condo. To seek reimbursement, please submit a completed expense form along with a copy of the HUD statement and the legal invoice(s) to the attention of Maura McKenna.

This reimbursement will be not be grossed-up for tax purposes. The Company undertakes no responsibility whatsoever for the personal financial consequences (tax or otherwise) of the above transaction. You are encouraged to avail yourself of the services of the Company’s appointed tax consultants so that you fully understand your personal obligations and risks under the home country and/or host location tax laws.

The Company will provide property management services through the Company’s approved vendor for your residence in Duxbury, if needed.

17)

Serious Illness, Death – In case of serious illness or death in your immediate family[2], the Company will provide round trip air transportation between London and Boston for the appropriate individual, when authorized by local management, host Global Human Resources Manager and Global Mobility & Equity.

18)	Working Visas – The Company will arrange for you to obtain/maintain any necessary visas or other work residency authorizations for the assignment location and will pay all government fees associated with them. If necessary, legal counsel will be engaged by the Company at its own expense to assist in this process. You are expected to provide complete cooperation in securing the initial visa(s) and in any subsequent renewal thereof.

19)	Taxes – You will be covered by the Company’s “Tax Equalization Policy for International Assignments” (included under a separate cover) for the duration of the assignment. Tax equalization ensures that you will pay a level of income tax similar to what you would have paid had you remained in your home country. You will be contacted by the Global Mobility & Equity Tax Compliance Group, who will provide you with an orientation on the tax policy and program requirements, as well as information on a required tax orientation meeting with the Company’s tax consultant prior to departure.

20)	Termination of Employment – If you are involuntary terminated by the Company, with or without cause, during the period of the expatriate assignment, you will be returned to the home country via air transportation. The Company will also reimburse you for the return shipment of your personal belongings and furnishings. No other costs will be reimbursed.

If you voluntarily terminate your employment, you will not be entitled to receive return transportation or return shipment of your personal belongings and furnishings.

Termination by mutual agreement between you and the Company at any time during the period of the expatriate assignment will be treated as if the assignment had normally concluded. You will be eligible for return transportation and return shipment of your personal belongings and furnishings.

21)	Early Termination of Assignment – In the event you terminate your assignment early, and remain employed by the Company, the Company may, at it’s discretion, require you to reimburse the Company for assignment related allowances and benefits provided to you, such as:

•	Relocation Allowance

[2]	Immediate family is defined as spouse, parent, grandparent, child, brother or sister.

•	Pre-Assignment Trip

•	Household Moving/Storage Expenses

•	Temporary Living

•	Transportation to/from Assignment Location

•	Lease Cancellation Fees (housing, auto, etc)

•	Spousal Assistance

The Manager, Global Mobility & Equity, in conjunction with line management will evaluate the circumstances surrounding the early repatriation in determining the appropriate reimbursement to the Company.

The policies and procedures summarized in the Expatriate Program have been adopted voluntarily by State Street and are not intended to give rise to contractual rights or obligations or otherwise restrict the at-will nature of the employment relationship.

Agreement - Please initial each page and sign below, signifying your understanding of, and agreement with, the terms of this “Agreement”. Please return the original to Nancy Gibson and keep a copy with you at your host location.

/s/ James S. Phalen	March 02 2007
James S. Phalen	Month/Day/Year
Executive Vice President
IS Mgmt & Support

cc:	Dowling, J.
McCarthy, T.
Reilly, P.
Scannell, M.
Stuczynzki, T.
Waller, P.

I, Joseph L. Hooley, Executive Vice President, have read and agree with the terms of James S. Phalen’s Expatriate Agreement dated February 14, 2007 from Boston to London. I hereby authorize the expenditure of the cost associated with the terms and conditions described in the Expatriate Agreement.

/s/ Joseph L. Hooley	MAY 1st 2008
Joseph L. Hooley	Month/Day/Year
Executive Vice President
Investor Services

I, Cecilia Paschall, have read and agree with the terms of James S. Phalen’s Expatriate Agreement, dated February 14, 2007 from Boston to London.

/s/ Cecilia Paschall	4/30/07
Cecilia Paschall	Month/Day/Year
Vice President
Global Mobility & Equity

I, Michael Scannell, have read and agree with the terms of James S. Phalen’s Expatriate Agreement dated February 14, 2007 from Boston to London.

/s/ Michael Scannell	5-1-08
Michael Scannell	Month/Day/Year
Senior Vice President
Global Human Resources

To:	James Phalen

From:	Cecilia Paschall	Extension:	8-664-5513

Subject:	London Assignment Extension	Date:	April 27, 2009

This memo is to confirm that your assignment in London has been extended for an additional year until February 18, 2010. The Company reserves the right, however, to terminate this or any assignment earlier than the expected date of its conclusion for any reason.

At the conclusion of this assignment, the Company will repatriate you to your home country unless you and the Company mutually agree on your localization in the host country or your transfer to a new expatriate assignment at a State Street location in another host country.

All other terms and conditions of your assignment remain unchanged with the exception of the following:

•	You and your spouse will be reimbursed for one round-trip ticket each from London to Boston twice per assignment year.

•	You will be reimbursed for your spouse’s travel expenses to accompany you on one business trip to Asia per assignment year.

•	As you have not leased or purchased a car at your host location, you will be reimbursed for transportation expenses (i.e., car rentals, taxis) up to £610 per month.

Please sign below, signifying your understanding of, and agreement with, the terms of this extension. Please return a copy to Larry DiGiacomo in Boston, LCC1E, and keep a copy for your records.

If you have any questions, please contact me.

Agreed:

/s/ James S. Phalen	4/30/09
James S. Phalen	Month/Day/Year

cc:	Stuczynzki, T.
Waller, P.
Maribeth Nash
Tax Compliance Group

1

I, Alison Quirk, have read and agree with the terms of James Phalen’s London assignment extension letter dated April 27, 2009

/s/ Alison Quirk	5/11/09
Alison Quirk	Month/Day/Year
Executive Vice President
Global Human Resources

I, Joseph L. Hooley, President & Chief Operating Officer, have read and agree with the terms of James Phalen’s London assignment extension letter dated April 27, 2009. I hereby authorize the expenditure of the cost associated with the terms and conditions described in the assignment extension letter.

/s/ Joseph L. Hooley	May/11/2009
Joseph L. Hooley	Month/Day/Year
President & Chief Operating Officer

I, Cecilia Paschall, have read and agree with the terms of James Phalen’s London assignment extension letter dated April 27, 2009.

/s/ Cecilia Paschall	6/29/09
Cecilia Paschall	Month/Day/Year
Vice President
Global Mobility

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